                                                                     Exhibit 12
                                                                     ----------

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

                                         PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
                                         Computation of Ratio Of Earnings to Fixed Charges
                                                       (Dollars in Millions)

                                                                              Year Ended December 31               Three Months
                                                                 ---------------------------------------------         Ended
                                                                 1994       1995     1996      1997       1998    March 31, 1999
                                                                 ----       ----     ----      ----       ----    --------------
Earnings:
      Earnings before income taxes                               $ 840    $ 1,247  $ 1,215   $ 1,149    $ 1,267       $ 202
      Plus:
         Fixed charges exclusive of capitalized interest           108        113      124       136        139          34
         Amortization of capitalized interest                       11         12       13        13         12           3
         Adjustments for equity affiliates and minority interest    (2)        (4)      (3)        0         (2)         (1)
                                                                 --------------------------------------------------------------
                      Total                                      $ 957    $ 1,368  $ 1,349   $ 1,298    $ 1,416       $ 238
                                                                 ==============================================================
Fixed Charges:
      Interest expense including amortization of debt
        discount/premium and debt expense                        $  88    $    91  $   102   $   113    $   114       $  27
      Rentals - portion representative of interest                  20         22       22        23         25           7
                                                                 --------------------------------------------------------------
      Fixed charges exclusive of capitalized interest              108        113      124       136        139          34
      Capitalized interest                                           5          9       12        10          9           3
                                                                 --------------------------------------------------------------
                      Total                                      $ 113    $   122  $   136   $   146    $   148       $  37
                                                                 ==============================================================

Ratio of earnings to fixed charges                                 8.4       11.3      9.9       8.9        9.6         6.4
                                                                 ==============================================================
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